Exhibit 99.1

Contact:	Investors Relations: Elaine Lintecum 916-321-1846 elintecum@mcclatchy.com

McCLATCHY REPORTS SECOND QUARTER 2006 EARNINGS

PROVIDES UPDATE OF KNIGHT RIDDER ACQUISITION

SACRAMENTO, Calif., July 13, 2006 - The McClatchy Company (NYSE-MNI) today reported second quarter 2006 earnings of $44.1 million, or 94 cents per share, compared to earnings of $44.2 million, or 94 cents per share, in the second quarter of 2005.

The company implemented Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payments" (FAS 123R), at the beginning of fiscal 2006. As a result, its second quarter 2006 earnings include $1.8 million of stock-related expense, or two cents per share. Excluding the impact of stock-related compensation, earnings in the second quarter were 96 cents per share.

Revenues in the second quarter of 2006 were $304.2 million, up 0.5% from 2005 second quarter revenues of $302.8 million, with 2006 advertising revenues of $258.9 million, up 1.3%, and circulation revenues of $39.3 million, down 4.4%.

Earnings for the first half of 2006 were $71.9 million or $1.53 per share compared to 2005 earnings of $76.5 million or $1.63 per share. Excluding the impact of stock-related compensation, earnings in the first half of 2006 were $1.58 per share. Revenues in the first half of 2006 were $586.2 million, up 0.4% from 2005 revenues of $583.7 million, with 2006 advertising revenues of $496.0 million, up 1.3%, and circulation revenues of $78.8 million, down 4.4%.

Commenting on second quarter results, Gary Pruitt, chairman and chief executive officer, said, "The advertising environment was much like the first quarter, although we were pleased to see a rebound in retail advertising revenues. Retail and direct marketing advertising were up in the quarter, but national advertising fell. Within classified, real estate was strong despite difficult comparisons, while employment and automotive advertising declined, the latter reflecting the continuing industry-wide trend. Employment advertising slowed in our largest markets, reflecting, in part, tougher comparisons to last year when this category was in recovery."

The company completed the acquisition of Knight-Ridder, Inc. on June 27, 2006, the second day of McClatchy's fiscal third quarter. Hence, Knight Ridder's results are not included in the company's second quarter or first half 2006 operating results. Mr. Pruitt said, "The completion of this acquisition was a landmark for McClatchy and the newspaper industry. Combining our journalism and proven newspaper operations with 20 quality newspapers in high-growth markets positions McClatchy as a leader in the news and information business. We look forward to doing more of what we do best: serving communities from Anchorage to Miami with independent, public-interest journalism in an age when the appetite for reliable information is greater than ever.

"As we look to the third quarter of 2006, we see overall advertising results similar to the first half for both our existing newspapers and the 20 newspapers joining us from Knight Ridder - with some differences in the various advertising categories. We are encouraged by the rebound in retail advertising. While our comparisons get a little easier in the area of automotive advertising, they are tougher in the real estate category where we have had a strong run of advertising growth, and employment shows some signs of weakening. Finally, we expect continued strong growth in online and direct marketing advertising. Looking at the fourth quarter, we see some improvement in advertising revenue as comparisons to 2005 ease."

Regarding McClatchy's acquisition of Knight Ridder, at closing on June 27, 2006, the company issued .5118 Class A shares of McClatchy stock for each Knight Ridder share, or about 35.0 million shares. The company also paid $40.00 in cash per share for each Knight Ridder share. Based on McClatchy's closing stock price on June 27th of $39.03, and including the assumption of $2.0 billion in debt, the total value of the consideration paid was $6.1 billion. Included in this value is all of Knight Ridder's equity investments, which consists of:

    Internet investments: one-third of CareerBuilder and Shoplocal, 25% of Topix.net, 21.5% of Classified Ventures, 31% of CityXpress and 19% of Tribe;
    Newsprint investments: one-third interest in SP Newsprint Company and a 13.5% interest in the Ponderay Newsprint Company; and
    Other investments: 28.9% of Newspapers First and 49.5% of the Seattle Times Company (The Seattle Times Company owns The Seattle Times newspaper and weekly newspapers in Puget Sound, and daily newspapers located in Walla Walla and Yakima, Washington and in Portland, Maine).

The transaction is expected to be valued in the company's financial statements based on McClatchy's average stock price around the time of the transaction announcement in accordance with generally accepted accounting principles.

Pruitt said, "Adjusting for the value of Knight Ridder's equity investments, which we have conservatively estimated to be $500 million, on June 27th we paid 9.4 times trailing twelve months cash flow for all of the company. Many have valued Knight Ridder's equity investments at approximately $1 billion. Using this valuation, on June 27th we paid 8.6 times trailing twelve months cash flow for all of Knight Ridder."

As the company previously reported, McClatchy is divesting 12 of the Knight Ridder newspapers: 11 of the acquired newspapers do not fit with the company's longstanding acquisition criteria, and one, the St. Paul Pioneer Press, is being divested due to antitrust concerns involving McClatchy's ownership of the (Minneapolis) Star Tribune.

Four of the divestitures were completed on June 27, 2006 and the company completed the sale of the two Philadelphia newspapers on June 29, 2006. Six other newspapers sales are pending: the Akron (OH) Beacon Journal and Wilkes-Barre (PA) Times Leader are expected to be completed in late July; and a four-paper sale to MediaNews Group and Hearst Corp., involving the San Jose Mercury News, Contra Costa Times and Monterey Herald in California and the St. Paul (MN) Pioneer Press, is being reviewed by the United States Department of Justice. McClatchy is responding actively to assist that inquiry and is working to close the MediaNews/Hearst transaction as quickly as possible.

"In all, we stand to receive about $2.1 billion from buyers of the 12 papers, a total that represents a multiple of 11 times their trailing 12-month cash flows," Pruitt noted. "These full, fair prices came in within our range of expectations, and we are very pleased with the result of the sales. Our acquisition of Knight Ridder represents about 9.0 times trailing cash flows after giving effect to the after tax proceeds of about $1.4 billion from the sales of all 12 newspapers, estimated annual synergies of $60 million and the value of the equity investments of $500 million. This multiple using a $1 billion value for the equity investments would have been 7.9 times trailing cash flows."

On June 27, 2006, McClatchy borrowed $3.076 billion and used the proceeds from the sales of four of Knight Ridder newspapers in order to pay Knight Ridder shareholders and refinance its and Knight Ridder's bank debt. Total debt on the closing date was $4.676 billion. The company has since repaid more than $500 million with proceeds from the sale of the Philadelphia newspapers. Debt, including the $1.6 billion in bonds assumed, totaled $4.129 billion as of July 12, 2006. The company plans to reduce debt with after tax cash proceeds of approximately $850 million from the sales of the remaining six newspapers.

The company's statistical report, which summarizes its revenue performance for June and full year 2006, follows, along with a supplemental report of advertising revenue data by category. The attached unaudited income statement contains a reconciliation of the non-GAAP items (2006 earnings comparisons excluding the impact of FAS123R).

The pro forma abbreviated statistical summary attached includes advertising revenues for the 20 newspapers the company intends to retain, but did not operate in the second quarter or the first half of its fiscal 2006, combined with its existing operations. The pro forma information is meant to provide investors a sense of what the pro forma advertising results of the combined company would have been had the acquisition been consummated on the first day of fiscal 2006. However, none of Knight Ridder's results have been included in the company's financial statements through June 25, 2006. The company will include the results of the Knight Ridder newspapers in its consolidated financial statements beginning in its third quarter of 2006. The papers the company is retaining will be included in its operating results, and results of the papers to be divested will be presented as discontinued operations.

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205 pass code 1816891) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About The McClatchy Company

On June 27, 2006, The McClatchy Company acquired Knight-Ridder, Inc. At the time, Knight Ridder published 32 daily newspapers in 29 U.S. markets, with a circulation of 3.4 million daily and 4.5 million Sunday, along with a variety of investments in internet and technology companies.

As part of that announcement, McClatchy said it planned to sell 11 of the acquired newspapers that do not fit with the company's longstanding acquisition criteria, and to sell the St. Paul Pioneer Press due to anticipated antitrust concerns involving McClatchy's Minneapolis Star Tribune. On June 27, 2006, McClatchy completed the sales of the Duluth (MN) News Tribune; the Grand Forks (ND) Herald; the Aberdeen (SD) American News; and the Ft. Wayne (IN) News-Sentinel and a 75% interest in the Fort Wayne Joint Operating Agency. On June 29, 2006 the company completed the sale of the Philadelphia Inquirer and Philadelphia Daily News, both daily newspapers, and related media assets including philly.com.

Upon completion of the remaining divestitures, McClatchy will operate 32 daily newspapers and approximately 50 non-dailies. Papers added through this transaction include the Miami Herald, Kansas City Star, Fort Worth Star-Telegram and Charlotte Observer. They will join McClatchy's 12 papers, including the (Minneapolis) Star Tribune; The Sacramento Bee; and The (Raleigh) News & Observer. In addition, McClatchy combined with Knight Ridder has an expanded network of valuable internet assets, including leading local websites in each of its daily newspaper markets, offering readers information, comprehensive news, advertising, e-commerce and other services. The company also owns and operates McClatchy Interactive, an interactive operation that provides websites with content, publishing tools and software development and Real Cities (www.RealCities.com), the largest national network of city and regional web sites, operating in more than 110 U.S. markets. McClatchy is listed on the New York Stock Exchange under the symbol (MNI).

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the transactions between McClatchy and each of MediaNews, Hearst, Sound Publishing Holdings, Inc. (Akron newspaper to be sold), and The Wilkes-Barre Publishing Company Inc. (Wilkes-Barre paper to be sold), the expected timetable for completing the remaining transactions, future financial and operating results, benefits and synergies of the transactions, future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the remaining transactions, the ability of McClatchy to successfully integrate Knight Ridder's operations and employees; the ability to realize anticipated synergies and cost savings; and the other factors described in McClatchy's Annual Report on Form 10-K for the year ended December 25, 2005 and the final Prospectus/Proxy Statement/Information Statement contained in McClatchy's Registration Statement on Form S-4 (Registration No. 333-133321). McClatchy disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
THE McCLATCHY COMPANY
SUMMARY OF UNAUDITED RESULTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2006	2005	2006	2005

Revenues - net	$ 304,234	$ 302,756	$ 586,238	$ 583,683

Operating expenses:
Compensation	122,685	119,648	249,730	241,766
Newsprint and supplements	39,653	39,140	77,884	75,583
Depreciation and amortization	13,639	16,389	29,656	32,739
Other operating expenses	53,990	52,335	107,078	102,849
Total operating expenses	229,967	227,512	464,348	452,937

Operating income	74,267	75,244	121,890	130,746

Interest expense	(1,638)	(2,035)	(3,738)	(4,047)
Partnership income	516	35	931	141
Other non-operating income - net	(38)	78	(38)	167
Income before income tax provision	73,107	73,322	119,045	127,007
Income tax provision	28,971	29,158	47,182	50,508
Net income	$ 44,136	$ 44,164	$ 71,863	$ 76,499

Net income per common share:
Basic:	$ 0.94	$ 0.95	$ 1.54	$ 1.64
Diluted:	$ 0.94	$ 0.94	$ 1.53	$ 1.63
Weighted average number of common shares:
Basic	46,771	46,629	46,753	46,585
Diluted	46,985	47,019	47,028	46,998

Reconciliation of Non-GAAP Amounts
Net income	$ 44,136		$ 71,863
Certain items net of tax effects:
FAS 123R expense	1,085		2,462
Non-GAAP net income	$ 45,221		$ 74,325

Non-GAAP diluted per share amounts	$ 0.96		$ 1.58

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	June			June Year-to-Date

Revenues - Net:	2006	2005	% Change	2006	2005	% Change
Advertising
California	$33,206	$30,319	9.5%	$201,184	$189,348	6.3%
Minneapolis	23,236	24,522	-5.2%	145,973	151,282	-3.5%
Carolinas	12,587	12,483	0.8%	80,303	79,728	0.7%
Northwest	10,905	10,853	0.5%	68,529	69,090	-0.8%
Total Advertising	$79,934	$78,177	2.2%	$495,989	$489,448	1.3%

Circulation	11,894	12,449	-4.5%	78,803	82,441	-4.4%
Other	1,845	1,806	2.2%	11,446	11,794	-3.0%
Total Revenue	$93,673	$92,432	1.3%	$586,238	$583,683	0.4%

Average Paid Circulation: *
Daily	1,315.0	1,370.7	-4.1%	1,369.9	1,408.5	-2.7%
Sunday	1,695.8	1,795.7	-5.6%	1,726.3	1,811.6	-4.7%

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

Advertising Linage for Dailies:
Full Run ROP
Retail	423.1	420.8	0.5%	2,575.2	2,677.2	-3.8%
National	82.2	92.5	-11.1%	535.8	578.5	-7.4%
Classified	635.1	635.7	-0.1%	3,890.5	3,894.0	-0.1%
Total	1,140.4	1,149.0	-0.7%	7,001.5	7,149.7	-2.1%

Millions of Preprints Distributed	278.8	258.2	8.0%	1,749.8	1,675.3	4.4%

Full Run ROP Linage by Market for Dailies:

California:
The Sacramento Bee	202.7	206.1	-1.6%	1,226.8	1,274.5	-3.7%
The Fresno Bee	116.5	102.2	14.0%	688.1	633.5	8.6%
The Modesto Bee	106.7	105.7	0.9%	639.6	614.1	4.2%
Merced Sun-Star	59.2	51.9	14.1%	361.0	308.5	17.0%

Star Tribune, Minneapolis	135.6	144.5	-6.2%	806.9	883.4	-8.7%

Northwest:
The News Tribune, Tacoma	84.4	95.8	-11.9%	532.5	607.7	-12.4%
Anchorage Daily News	73.7	78.9	-6.6%	441.7	485.0	-8.9%
Tri-City Herald	72.8	70.2	3.7%	434.5	446.6	-2.7%

Carolinas:
The News & Observer, Raleigh	144.6	144.2	0.3%	899.8	915.0	-1.7%
South Carolina Dailies	144.2	149.5	-3.5%	970.6	981.4	-1.1%
Total	1,140.4	1,149.0	-0.7%	7,001.5	7,149.7	-2.1%
The McClatchy Company
Supplemental Advertising Revenue
By Category for the Period Ending June 25, 2006

	June		Qtr 2		June Year-to-Date

	% Change	% Change Print Only	% Change	% Change Print Only	% Change	% Change Print Only

Advertising categories:
Retail	4.0	1.9	2.7	0.7	1.0	(0.8)
National	(2.2)	(2.2)	(3.5)	(3.4)	(4.3)	(4.3)
Classified Total	(0.0)	(1.8)	(1.2)	(3.2)	1.2	(0.9)
Auto	(15.2)	(18.4)	(18.7)	(21.3)	(18.3)	(21.0)
Real Estate	22.6	22.9	19.9	20.0	23.2	23.4
Employment	(4.6)	(8.1)	(1.8)	(5.8)	1.5	(2.4)
Direct Marketing	15.7	15.7	18.4	18.4	15.6	15.6

Total advertising growth	2.2	0.8	1.3	(0.2)	1.3	(0.3)

The McClatchy Company
Pro Forma Abbreviated Statistical Summary
(In thousands)
	June Year-to-Date
	Pro Forma*		Pro Forma*
	2006		2005		% Change

Advertising Revenues by Market:
California	$214,632		$202,008		6.2%
Carolinas	207,707		206,061		0.8%
Florida	185,410		175,908		5.4%
Minnesota	145,973		151,282		-3.5%
Kansas/Missouri	127,403		129,053		-1.3%
Texas	107,150		103,317		3.7%
Washington	63,771		63,551		0.3%
Other	142,516		141,901		0.4%
Total Advertising	$1,194,562		$1,173,081		1.8%

Average Paid Circulation:**
Daily	3,245.4		3,360.9		-3.4%
Sunday	4,179.8		4,368.7		-4.3%

	Quarter 2
	Pro Forma	*	Pro Forma	*
	2006		2005		% Change

Advertising Revenues by Market:
California	$112,166		$105,231		6.6%
Carolinas	107,978		107,522		0.4%
Florida	92,045		86,751		6.1%
Minnesota	75,217		78,894		-4.7%
Kansas/Missouri	65,732		67,833		-3.1%
Texas	55,176		53,770		2.6%
Washington	33,313		32,943		1.1%
Other	76,942		75,332		2.1%
Total Advertising	$618,569		$608,276		1.7%

Average Paid Circulation:**
Daily	3,192.7		3,308.0		-3.5%
Sunday	4,123.4		4,293.9		-4.0%

* Pro Forma amounts represent historical McClatchy results combined with the results of the 20 newspapers purchased from Knight Ridder. Results of the 12 newspapers to be divested are excluded. The pro forma information is meant to provide investors a sense of what the pro forma advertising revenues and average paid circulation of the combined company would have been had the acquisition been consummated on the first day of fiscal 2006.

** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.